Exhibit 23.1

CONSENT OF DEGOLYER AND MACNAUGHTON
Ladies and Gentlemen:
We hereby consent to the use of the name DeGolyer and MacNaughton, to references to DeGolyer and MacNaughton as independent petroleum engineers, and to the inclusion or incorporation by reference of information taken from our “Appraisal Report as of December 31, 2014 on Certain Properties owned by Linn Energy, LLC”, “Appraisal Report as of December 31, 2013 on Certain Properties owned by Linn Energy, LLC”, “Appraisal Report as of December 31, 2013 on Certain Properties owned by Linn Energy, LLC associated with the acquisition of Berry Petroleum Company”, and “Appraisal Report as of December 31, 2012 on Certain Properties owned by Linn Energy, LLC” in the sections “Business,” “Risk Factors,” “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Supplemental Oil and Natural Gas Data (Unaudited)” incorporated by reference to the Linn Energy, LLC Annual Report on Form 10-K for the year ended December 31, 2014. We further consent to the inclusion of our third party Letter Report dated February 11, 2015, incorporated by reference to the Linn Energy, LLC Annual Report on Form 10-K for the year ended December 31, 2014 included as Exhibit 99.1 in the LinnCo, LLC Annual Report on Form 10-K for the year ended December 31, 2014.
Very truly yours,
/s/ DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716
Dallas, Texas
February 20, 2015